Exhibit 10.72
NUCRYST PHARMACEUTICALS CORP.
STOCK OPTION AWARD AGREEMENT
GRANT of Options made effective as of (the “Grant Date”)
TO:	(the “Participant”)

BY:	NUCRYST Pharmaceuticals Corp. (the “Company”)
     WHEREAS, on December 21, 2005, the Board of Directors of the Company (the “Board”) approved and adopted the Company’s 1998 Equity Incentive Plan (as amended) (the “Plan”) and the Plan was subsequently approved by the Toronto Stock Exchange; and
     WHEREAS, by resolution of the Board made on                          , the Board granted the Options provided for herein to the Participant in connection with the Participant’s services to the Company, such grant to be effective the Grant Date and subject to the terms set forth herein;
     NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.	Equity Incentive Plan
The grant by the Company to the Participant of Options by this Agreement is made pursuant to the terms and conditions of the Plan. This Agreement and the terms and conditions of the grant of Options are subject in all respects to the terms and conditions of the Plan, which is made a part of this Agreement. The Participant, by acceptance of this Agreement, agrees to be bound by the Plan (and any regulations that may be established under the Plan) and acknowledges receipt of a copy of the Plan and this Agreement. Terms that are defined in the Plan and not otherwise defined in this Agreement shall have the same meaning when used in this Agreement as in the Plan.
2.	Grant of Options
The Company grants to the Participant, effective the date of this Agreement,                      options (defined in the Plan and this Agreement as “Options” or individually as an “Option”) to purchase Common Shares of the Company (which Common Shares, when purchased by the exercise of Options, are defined as “Optioned Shares”), subject to the terms and conditions of this Agreement and the Plan.
3.	Option Price
The exercise price of each Option (which is defined in the Plan as the “Option Price”) is $.
4.	Expiry Date
Unless earlier terminated in accordance with the terms of the Plan or this Agreement, the Options shall terminate on, and may not be exercised in whole or in part after, 5:00 p.m. (Edmonton, Alberta, Canada time) on                      (the “Expiry Date”); provide, however, that where the Expiry Date of the Options occurs during a Blackout Period or within ten Non Blackout Trading Days following the end of a Blackout Period, the Expiry Date shall be the date which is ten Non-Blackout Trading Days following the end of such Blackout Period.

5.	Vesting
Unless otherwise set forth in this Agreement, the Options shall vest and shall become exercisable:
(a)	as to 1/3 shares on the first anniversary of the Grant Date until the Expiry Date;
(b)	as to 1/3 shares on the second anniversary of the Grant Date until the Expiry Date; and
(c)	as to 1/3 shares on the third anniversary of the Grant Date until the Expiry Date.
6.	Accelerated Vesting
Notwithstanding the vesting provisions contained in Section 5 above, in the event that a Change in Control of the Company or an Elimination of the Public Float occurs prior to the Expiry Date, the Options shall immediately become fully vested and exercisable as to all the Optioned Shares.
Whenever used in this Agreement, the following terms shall have the meanings set forth below:
(a)	“Change in Control of the Company” means the occurrence of a transaction or series of transactions, either alone or in combination with any other events or transactions, as a result of which:
(i)	Any Unrelated Person (other than the Participant or any of the Participant’s Associates) acquires or becomes the beneficial owner of, or a combination of Unrelated Persons (not including the Participant or any of Participant’s Associates) acting jointly or in concert acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Company, whether through the acquisition of previously issued and outstanding voting securities, or of voting securities that have not been previously issued, or any combination thereof, or any other transaction having a similar effect, unless the acquisition of such voting securities is approved by a majority of directors of the Company in office immediately prior to such acquisition;
(ii)	the shareholders of the Company approve: (1) any plan or proposal for the liquidation or dissolution of the Company; or (2) the sale, lease, exchange, disposition or other transfer of all or substantially all of the assets of the Company;
(iii)	50% or more of the issued and outstanding voting securities of the Company become subject to a voting trust in which neither the Participant nor any of Participant’s Associates nor Westaim participates;
(iv)	a majority of the directors of the Company are removed from office at any annual or special meeting of shareholders, or a majority of the directors of the Company resign from office over a period of 60 days or less, unless the vacancies created thereby are either (1) filled by appointments made by the remaining members of the Board of Directors of the Company, or (2) are filled by nominees proposed by the Board of Directors, or Westaim; or (3) the Board of Directors of the Company determines not to fill the vacancies in connection with a reduction in the size of the Board of Directors of the Company approved by a majority of directors of the Company then in officer; or

(v)	a consolidation, share exchange or merger of the Company occurs: (1) in which the shareholders of the Company immediately prior to such transaction do not own at more than 50% of the voting securities of the entity which survives/results from that transaction; or (2) in which a shareholder of the Company who does not own more than 50% of the voting securities of the Company immediately prior to such transaction, owns more than 50% of the Company’s voting securities immediately after such transaction.
(vi)	“Elimination of Public Float” means the occurrence of a transaction or series of transactions, either alone or in combination with any other events, as a result of which: (1) Westaim acquires or becomes the beneficial owner of, directly or indirectly, 100% of the publicly-traded voting securities of the Company; or (2) the voting securities of the Company cease to be publicly-traded on a stock exchange or in the over-the-counter market.
(b)	“Associate” has the meaning attributed to such term in the Business Corporations Act (Alberta) as the same may be amended from time to time and any successor legislation thereto.
(c)	“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted.
(d)	“Unrelated Person” shall mean and include any Person other than the Company, Westaim, or any officer or director of the Company.
(e)	“Westaim” shall mean The Westaim Corporation.
7.	Termination
If the Participant’s employment with the Company (or any Subsidiary of the Company) is terminated before the Expiry Date, then the vesting of all Options shall stop immediately upon the Termination Date, and any Options that have vested as at the Termination Date shall remain in force and can be exercised by the Participant in accordance with the following provisions:
(a)	If the Termination Date shall occur for any reason whatsoever other than death or Disability, then the Participant will have 30 days after the Termination Date or until the Expiry Date (whichever is earlier) to exercise all or any portion of such vested Options.

(b)	If the Termination Date shall occur by reason of death or Disability, then the Participant (or his/her personal legal representative) may, within 180 days after the Termination Date or before the Expiry Date (whichever is earlier) exercise all or any portion of such vested Options.
At the end of the periods specified above or the Expiry Date, whichever is earlier, all of the Options shall terminate and be of no further force or effect. “Termination Date” is defined in the Plan, and in no event shall any period during which the Participant is in receipt of or entitled to be in receipt of severance pay or pay in lieu of notice serve to extend the Termination Date.
8.	Method of Exercise of Options and Payment
The Options shall be exercised (in accordance with the provisions of this Agreement and the Plan) from time to time by giving notice in writing to the Company and setting forth the number of Options being exercised. Such notice shall be accompanied by cash or certified cheque payable to the Company, or any other form of payment satisfactory to the Company, in the full amount of the purchase price for the Optioned Shares being purchased (such purchase price being equal to the number of Options being exercised times the Option Price) plus payment of any applicable Federal, State, Provincial or local taxes, or any other taxes which the Company may be obligated to collect as a result of the issue or transfer of Optioned Shares upon such exercise of the Options. The Participant shall provide the Company with any additional documents that the Company may require. As soon as reasonably practicable after the proper exercise of any Options, the Company shall issue to the Participant a share certificate representing the Optioned Shares acquired.

9.	General Matters
(a)	Options are not transferable or assignable.

(b)	This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Participant’s part to continue to work for the Company (or any subsidiary of the Company), or of the Company (or any subsidiary of the Company) to continue to employ the Participant.

(c)	The Participant acknowledges that the Company may be required to disclose to the securities regulatory authorities, the Exchange or other regulatory authorities duly authorized to make such request, the name, address and telephone number of the Participant, the number of Options granted, and if required by applicable securities legislation, regulations, rules, policies or orders or by any securities commission, the Exchange or other regulatory authority, it will, in a timely manner, execute, deliver, file and otherwise assist the company in filing, such reports, undertakings, and other documents with respect to the Options as may be required or requested by the Company to enable the Company to comply with applicable securities legislation, regulations, rules, policies or orders or the requirements of any securities commission or other regulatory authority or the Exchange.

(d)	This Agreement and the Plan constitute the entire agreement between the parties relating to the grant of Options to the Participant and supersedes all prior communications, representations and negotiations in respect thereto provided that, for greater certainty, in the event of any inconsistencies as between this Agreement and the Plan, such matters shall be governed by the terms and provisions of the Plan.

(e)	For the grant of the Options to be effective, this Agreement must be executed by the Participant and returned to the Company.

(f)	This Agreement shall be governed by the laws of the Province of Alberta. The parties agree that any disputes under this Agreement shall be resolved by the courts of Alberta and each of the parties irrevocably attorn to the non-exclusive jurisdiction thereof with respect to all such matters and the transactions contemplated herein.

(g)	Time shall be of the essence of this Agreement.

(h)	The Participant acknowledges that neither the Plan or this Agreement restricts the Company’s ability to conduct its business (including, but not limited to, such decisions as transactions with related parties, new product development efforts, cancellation of existing products, mergers and acquisitions, or corporate dissolution) regardless of the effect those decisions may have on the value of Options.

(i)	The Participant shall not have any of the rights and privileges of a shareholder of the Company by virtue of being granted Options.
The Company and the Participant have executed this Agreement on the            day of                                to be effective as of the Grant Date.
NUCRYST PHARMACEUTICALS CORP.

By: